Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Westrock Coffee Company of our report dated March 11, 2022, except for the revenue by geographic location in Note 18, as to which the date is July 15, 2022, and except for the effects of the common unit conversion discussed in Note 2, as to which the date is November 18, 2022, relating to the financial statements of Westrock Coffee Holdings, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

December 16, 2022